Final Term Sheet

March 22, 2011

Filed pursuant to Rule 433

Registration Statement No. 333-165472

sanofi-aventis S.A.

$750,000,000 1.625% Notes Due 2014

Issuer	sanofi-aventis S.A.

Format	SEC-registered global notes

Title	1.625% Notes due 2014

Total initial principal amount being issued	$750,000,000

Issue price	99.863%

Pricing date	March 22, 2011

Expected settlement date	March 29, 2011 (T+5)

Maturity date	March 28, 2014, unless earlier redeemed

Day count	30/360

Day count convention	Following unadjusted

Optional redemption	Make-whole call at Treasury Rate plus 10 bps

Special mandatory redemption	Redemption at 101% plus accrued interest if (i) the pending exchange offer in relation to Genzyme Corporation has not been consummated under the related merger agreement between sanofi-aventis S.A. and Genzyme Corporation on or before September 30, 2011 or (ii) prior to the exchange offer being consummated, the merger agreement is terminated at any time, as more fully described in the preliminary prospectus supplement.

Special mandatory redemption date

October 31, 2011 (if our pending exchange offer in relation to Genzyme Corporation has not been consummated under the related merger agreement between us and Genzyme Corporation on or before September 30, 2011) or 30 days after the merger agreement between us and Genzyme Corporation is terminated (if, prior to the exchange offer being consummated, the merger agreement is terminated at any time), as more fully described in the preliminary prospectus supplement.

Interest rate	1.625% per annum

Benchmark Treasury	1.250% due March 2014

Benchmark Treasury price	100-12

Benchmark Treasury yield	1.122%

Spread to Benchmark Treasury	55 bps

Yield to maturity	1.672%

Date interest starts accruing	March 29, 2011

Interest payment dates	Each March 28 and September 28

First interest payment date	September 28, 2011

Regular record dates for interest	Each March 13 and September 13

Trustee	Deutsche Bank Trust Company Americas

Listing	None

Denominations	$2,000 and increments of $1,000

Expected ratings of the notes	Moody’s: A2/Stable
Standard & Poor’s: AA-/Stable

Ratings are not a recommendation to purchase, hold or sell notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based upon current information furnished to the rating agencies by sanofi-aventis S.A. and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date thereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information, and therefore a prospective purchaser should check the current ratings before purchasing the notes. Each rating should be evaluated independently of any other rating.

CUSIP / ISIN	80105NAB1 / US80105NAB10

Managers	BNP PARIBAS BofA Merrill Lynch J.P. Morgan SOCIETE GENERALE

Credit Agricole CIB Deutsche Bank Securities HSBC RBS Santander

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies may be obtained from BNP PARIBAS, toll free at 1-800-854-5674; BofA Merrill Lynch, toll free at 1-800-294-1322; J.P. Morgan, collect at 1-212-834-4533; or SOCIETE GENERALE, collect at 1-212-278-7631.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Final Term Sheet

sanofi-aventis S.A.

$1,500,000,000 2.625% Notes Due 2016

Issuer	sanofi-aventis S.A.

Format	SEC-registered global notes

Title	2.625% Notes due 2016

Total initial principal amount being issued	$1,500,000,000

Issue price	99.489%

Pricing date	March 22, 2011

Expected settlement date	March 29, 2011 (T+5)

Maturity date	March 29, 2016, unless earlier redeemed

Day count	30/360

Day count convention	Following unadjusted

Optional redemption	Make-whole call at Treasury Rate plus 15 bps

Special mandatory redemption	Redemption at 101% plus accrued interest if (i) the pending exchange offer in relation to Genzyme Corporation has not been consummated under the related merger agreement between sanofi-aventis S.A. and Genzyme Corporation on or before September 30, 2011 or (ii) prior to the exchange offer being consummated, the merger agreement is terminated at any time, as more fully described in the preliminary prospectus supplement.

Special mandatory redemption date

October 31, 2011 (if our pending exchange offer in relation to Genzyme Corporation has not been consummated under the related merger agreement between us and Genzyme Corporation on or before September 30, 2011) or 30 days after the merger agreement between us and Genzyme Corporation is terminated (if, prior to the exchange offer being consummated, the merger agreement is terminated at any time), as more fully described in the preliminary prospectus supplement.

Interest rate	2.625% per annum

Benchmark Treasury	2.125% due February 2016

Benchmark Treasury price	100-13+

Benchmark Treasury yield	2.035%

Spread to Benchmark Treasury	70 bps

Yield to maturity	2.735%

Date interest starts accruing	March 29, 2011

Interest payment dates	Each March 29 and September 29

First interest payment date	September 29, 2011

Regular record dates for interest	Each March 14 and September 14

Trustee	Deutsche Bank Trust Company Americas

Listing	None

Denominations	$2,000 and increments of $1,000

Expected ratings of the notes	Moody’s: A2/Stable
Standard & Poor’s: AA-/Stable

Ratings are not a recommendation to purchase, hold or sell notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based upon current information furnished to the rating agencies by sanofi-aventis S.A. and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date thereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information, and therefore a prospective purchaser should check the current ratings before purchasing the notes. Each rating should be evaluated independently of any other rating.

CUSIP / ISIN	80105NAD7 / US80105NAD75

Managers	BNP PARIBAS BofA Merrill Lynch J.P. Morgan SOCIETE GENERALE

Credit Agricole CIB Deutsche Bank Securities HSBC RBS Santander

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies may be obtained from BNP PARIBAS, toll free at 1-800-854-5674; BofA Merrill Lynch, toll free at 1-800-294-1322; J.P. Morgan, collect at 1-212-834-4533; or SOCIETE GENERALE, collect at 1-212-278-7631.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Final Term Sheet

sanofi-aventis S.A.

$2,000,000,000 4.000% Notes Due 2021

Issuer	sanofi-aventis S.A.

Format	SEC-registered global notes

Title	4.000% Notes due 2021

Total initial principal amount being issued	$2,000,000,000

Issue price	98.976%

Pricing date	March 22, 2011

Expected settlement date	March 29, 2011 (T+5)

Maturity date	March 29, 2021, unless earlier redeemed

Day count	30/360

Day count convention	Following unadjusted

Optional redemption	Make-whole call at Treasury Rate plus 15 bps

Special mandatory redemption	Redemption at 101% plus accrued interest if (i) the pending exchange offer in relation to Genzyme Corporation has not been consummated under the related merger agreement between sanofi-aventis S.A. and Genzyme Corporation on or before September 30, 2011 or (ii) prior to the exchange offer being consummated, the merger agreement is terminated at any time, as more fully described in the preliminary prospectus supplement.

Special mandatory redemption date

October 31, 2011 (if our pending exchange offer in relation to Genzyme Corporation has not been consummated under the related merger agreement between us and Genzyme Corporation on or before September 30, 2011) or 30 days after the merger agreement between us and Genzyme Corporation is terminated (if, prior to the exchange offer being consummated, the merger agreement is terminated at any time), as more fully described in the preliminary prospectus supplement.

Interest rate	4.000% per annum

Benchmark Treasury	3.625% due February 2021

Benchmark Treasury price	102-16

Benchmark Treasury yield	3.326%

Spread to Benchmark Treasury	80 bps

Yield to maturity	4.126%

Date interest starts accruing	March 29, 2011

Interest payment dates	Each March 29 and September 29

First interest payment date	September 29, 2011

Regular record dates for interest	Each March 14 and September 14

Trustee	Deutsche Bank Trust Company Americas

Listing	None

Denominations	$2,000 and increments of $1,000

Expected ratings of the notes	Moody’s: A2/Stable
Standard & Poor’s: AA-/Stable

Ratings are not a recommendation to purchase, hold or sell notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based upon current information furnished to the rating agencies by sanofi-aventis S.A. and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date thereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information, and therefore a prospective purchaser should check the current ratings before purchasing the notes. Each rating should be evaluated independently of any other rating.

CUSIP / ISIN	80105NAG0 / US80105NAG07

Managers	BNP PARIBAS BofA Merrill Lynch J.P. Morgan SOCIETE GENERALE

Credit Agricole CIB Deutsche Bank Securities HSBC RBS Santander

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies may be obtained from BNP PARIBAS, toll free at 1-800-854-5674; BofA Merrill Lynch, toll free at 1-800-294-1322; J.P. Morgan, collect at 1-212-834-4533; or SOCIETE GENERALE, collect at 1-212-278-7631.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.